Exhibit 99.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of January 31, 2008

among

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.,

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.,

as Lead Arranger and Book Manager

– i –

– ii –

– iii –

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule II	-	Commitment Amounts
Schedule 4.5	-	Environmental Matters
Schedule 4.15	-	Subsidiaries
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Acceptance

Exhibit 2.3	-	Form of Notice of Borrowing
Exhibit 2.5	-	Form of Notice of Conversion/Continuation
Exhibit 3.1(b)(iv)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(vii)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

– iv –

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2008, by and among BOSTON PRIVATE FINANCIAL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a $75,000,000 revolving credit facility in favor of the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Commitment Amount” shall have the meaning given to such term in Section 2.22(a).

“Additional Lender” shall have the meaning given to such term in Section 2.22(b).

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Adjusted Tangible Equity to Tangible Assets Ratio” shall mean, as of any date, the ratio of (i) Consolidated Adjusted Tangible Equity as of such date to (ii) Consolidated Tangible Assets as of such date.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Commitment Amount” shall mean the aggregate principal amount of the Aggregate Commitments from time to time. On the Closing Date, the Aggregate Commitment Amount equals $75,000,000.

“Aggregate Commitments” shall mean, collectively, all Commitments of all Lenders at any time outstanding.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on any date, a percentage per annum determined by reference to the applicable Adjusted Tangible Equity to Tangible Assets Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Adjusted Tangible Equity to Tangible Assets Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the second Business Day after the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2007, are required to be delivered shall be at Level III as set forth on Schedule I.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the applicable Adjusted Tangible Equity to Tangible Assets Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Adjusted Tangible Equity to Tangible Assets Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the second Business Day after the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2007, are required to be delivered shall be at Level III as set forth on Schedule I.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender or (ii) an Affiliate of a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the same form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loans” shall mean Loans the rate of interest applicable to which is based upon the Base Rate.

“Borrowing” shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries, whether common or preferred.

“Change in Control” shall mean, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person ceases to be composed of individuals (i) who were members of the board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office), by such Lender’s parent corporation, if applicable, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.22, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Commitment, the amount of the assigned Commitment as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

“Commitment Termination Date” shall mean the earliest of (i) January 30, 2010, (ii) the date on which the Commitments are terminated pursuant to Section 2.6 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Compliance Certificate” shall mean a certificate from the chief financial officer or treasurer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Adjusted Tangible Equity” shall mean, as of any date, (i) the total equity of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP (excluding all trust preferred securities), minus (ii) the amount of all assets of the Borrower and its Subsidiaries that would be classified as intangible assets on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, plus (iii) 50% of all Trust Preferred Securities issued by the Borrower, excluding Mandatory Trust Preferred Securities, plus (iv) 100% of all Mandatory Trust Preferred Securities issued by the Borrower, plus, (v) 100% of all equity forwards issued by the Borrower that are available within one year, plus (vi) 100% of all Indebtedness of the Borrower and its Subsidiaries that is contractually required to be payable solely in the form of common stock or other common equity interests of the Borrower or a Non-Bank Subsidiary, plus (vii) the deferred tax liabilities associated with intangible assets (e.g. core deposit intangibles, advisory contracts, non competition agreements) recognized upon nontaxable business combinations to the extent that the applicable regulatory authorities allow such deferred tax liabilities to be netted against goodwill, plus (viii) the accrued liability associated with contingent deferred payments to the extent payable in common stock or other common equity interests.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets (other than write-ups of marketable investment securities in accordance with GAAP), (iii) non-cash charges related solely to the impairment of goodwill and other intangible assets in an amount not to exceed $25,000,000 (exclusive of the non-cash charges specified in the immediately succeeding clause (iv)), (iv) solely with respect to the fiscal quarter ending December 31, 2007, non-cash charges related solely to the impairment of goodwill relating to the purchase of Gibraltar in an amount not to exceed to $29,100,000 and (v) solely for purposes of determining compliance with the financial covenants set forth in Section 6.4 and Section 6.5, all non-cash interest expense of the Borrower in respect of the Convertible Senior Notes. For purposes of clarification, extraordinary gains and losses do not include impairment charges or additional reserves for credit charges.

“Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus (ii) the sum of (x) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP and (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.

“Consolidated Non-Performing Assets” shall mean, as of any date, all assets of the Subsidiary Banks and all other Subsidiaries of the Borrower classified as “non-performing” (which shall include all loans in non-accrual status (“Non Performing Loans”), more than ninety (90) days past due in principal or interest, restructured or renegotiated, or listed as “other restructured” or “other real estate owned”) on the FDIC or other regulatory agency call report.

“Consolidated Tangible Assets” shall mean, as of any date, the total assets of the Borrower and its Subsidiaries, excluding all assets of the Borrower and its Subsidiaries that would be classified as intangible assets on the Borrower’s consolidated balance sheet, in each case measured on a consolidated basis as of such date.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Convertible Senior Notes” means the Contingent Convertible Senior Notes due 2027 issued by the Borrower on July 5, 2007 in the aggregate amount of $287,500,000.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.11(b).

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Loan” shall mean a Loan based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Subsidiary” shall mean DGHM 130/30 Fund LP and each direct or indirect Subsidiary of the Borrower created or acquired after the Closing Date that is designated by the Borrower as an Excluded Subsidiary, but only to the extent that such Excluded Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any of its Subsidiaries who are not Excluded Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time (or might have been obtained at the relevant time) from Persons who are not Affiliates of the Borrower; and

(c) is a Person with respect to which neither the Borrower nor any of its Subsidiaries who are not Excluded Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

Any designation of a Subsidiary of the Borrower as an “Excluded Subsidiary” will be evidenced by providing written notice to the Administrative Agent giving effect to such designation and providing a certificate of the Chief Financial Officer or Treasurer of the Borrower certifying that such designation complies with the requirements for such designation hereunder. If, at any time, any Excluded Subsidiary that otherwise meets the definition of a Subsidiary fails to meet any of the requirements specified in clauses (a) through (c) above as an Excluded Subsidiary, it will thereafter cease to be an Excluded Subsidiary for purposes of this Agreement (including all covenants set forth in Article VII hereof).

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or in which it is otherwise doing business or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located or in which it is otherwise doing business and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than Taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.18(e).

“Existing Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of December 23, 2005, by and among the Borrower, the lenders from time to time parties thereto and SunTrust Bank as administrative agent and structuring agent, as amended prior to the date hereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers. The Federal Funds Rate shall be determined by the Administrative Agent on the basis of reports by federal funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate shall be determined on the basis of any other source reasonably selected by the Administrative Agent. The Federal Funds Rate applicable each day shall be the Federal Funds Rate reported as applicable to federal funds transactions on that date. In the case of Saturday, Sunday, or legal holiday, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which the Federal Funds Rate is reported.

“Fee Letter” shall mean that certain letter agreement, dated December 13, 2007, by and among the Administrative Agent, SunTrust Robinson Humphrey, Inc. and Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“FR Report Y-9C” shall mean the “Consolidated Financial Statements for Bank Holding Companies-FR Y-9C” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“FR Report Y9-LP” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies-FR Y-9LP” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 22.5(b)), or any successor or similar replacement report.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Gibraltar” shall mean Gibraltar Private Bank & Trust Company, a federal savings and loan association.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures and excluding deferred compensation and employee retirement benefits), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except (i) to the extent that the terms of such Indebtedness provide that such Person is not liable therefore or (ii) to the extent that (A) the value of such Person’s investment in any general partnership or joint venture that enters into short sales does not exceed $1,000,000 (excluding accrued and undistributed incentive fees) and (B) the assets of such general partnership or joint venture measured in accordance with GAAP exceed all liabilities of such general partnership or joint venture by a ratio of at least 2.0:1.0. For the avoidance of doubt, Guarantees of obligations of a Subsidiary with respect to real estate operating leases do not constitute Indebtedness, and Indebtedness related to the Trust Preferred Securities is to be shown on a “consolidated basis” as if the trusts were consolidated with their affiliated parent.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Intercompany Subordinated Debt” shall mean Indebtedness (i) owing from the Borrower to Westfield Capital Management Company, LLC from time to time up to an aggregate principal amount of $10,000,000 pursuant to that certain Revolving Demand Note dated January 31, 2008 executed by the Borrower in favor of Westfield Capital Management Company, LLC (the “Westfield Note”) and (ii) owing from the Borrower to any other Non-Bank Subsidiary; provided, that the aggregate principal amount of Indebtedness under clauses (i) and (ii) of this definition shall not exceed $10,000,000 at any time; provided, further, that any Indebtedness under clause (ii) above shall be evidenced by a promissory note in substantially the same form as the Westfield Note and such Indebtedness is subordinated pursuant to the terms of a subordination agreement that is substantially the same as that certain Subordination Agreement dated as of January 31, 2008 among the Borrower, Westfield Capital Management Company, LLC and the Administrative Agent (in each case, with the only changes being the amount of Indebtedness (subject to the maximum amount in the first proviso above), the name of the lender and the date of such documents).

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) no Interest Period may extend beyond the Commitment Termination Date.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include each Additional Lender that joins this Agreement pursuant to Section 2.22.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on Reuters Screen LIBOR 01 as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period; provided, that if the Administrative Agent determines that the relevant foregoing source is unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan” shall mean a loan made by a Lender to the Borrower under its Commitment, which may be a Base Rate Loan or a Eurodollar Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Mandatory Trust Preferred Securities” shall mean, as of any date, all Trust Preferred Securities issued by the Borrower that are either (i) mandatorily convertible into equity within the 12-month period immediately following the applicable date or (ii) callable by the holders thereof within the 12-month period immediately following the applicable date at a price that is equal to or above the strike price for such Trust Preferred Securities.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $2,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark to Market Exposure of such Hedging Obligations.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Bank Subsidiaries” shall mean all Subsidiaries of the Borrower that are not Subsidiary Banks; and “Non-Bank Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Bank.

“Non-Recourse Debt” shall mean Indebtedness (a) as to which none of the Borrower or any of its Subsidiaries which are not Excluded Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender and (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against any Excluded Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness of the Borrower or any of its Subsidiaries who are not Excluded Subsidiaries to declare a default thereunder or cause the payment of thereof to be accelerated or payable prior to its stated maturity.

“Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Commitment, in substantially the form of Exhibit A.

“Notice of Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.5(b).

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, any collateral described therein, or any payments due thereunder.

“Parent Debt” shall mean, as of any date and without duplication, all Indebtedness of the Borrower as of such date, but excluding (to the extent included therein) (i) all Indebtedness of Subsidiaries of the Borrower and (ii) any Indebtedness that consists of deferred purchase price arising from any acquisition, but only to the extent such Indebtedness is contractually required to be paid solely in the form of common stock of the Borrower.

“Parent Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) the sum (without duplication) of (a) the Consolidated Net Income of all Non-Bank Subsidiaries for the four Fiscal Quarter period ending on or immediately prior to such date of determination (the “Relevant Period”) plus (b) an amount which, in the determination of Consolidated Net Income for the Relevant Period, has been deducted for (x) depreciation and amortization of such Non-Bank Subsidiaries for the Relevant Period and (y) all dividends paid to the Borrower from the Subsidiary Banks during the Relevant Period to (ii) the sum (without duplication) of (1) total interest expense in respect of Parent Debt for the Relevant Period; provided, that the following shall be excluded for purposes of determining total interest expense: (A) non-cash interest in respect of the Convertible Senior Notes and (B) financing costs associated with the offering the Convertible Senior Notes; provided, further, that the following shall be deducted when determining total interest expense under this clause (1): cash interest payments made during the Relevant Period by Subsidiary Banks to the Borrower in respect of intercompany Indebtedness incurred by such Subsidiary Banks from the proceeds of the Convertible Senior Notes) plus (2) scheduled principal payments made on Parent Debt during the Relevant Period plus (3) all dividends or other distributions paid by the Borrower to its shareholders during the Relevant Period plus (4) all earnout and deferred purchase price payments from acquisitions paid by the Borrower and its Subsidiaries in cash during the Relevant Period.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Subordinated Debt” shall mean any Trust Preferred Securities, Trust Guaranty, Trust Indebtedness and all other Indebtedness of the Borrower or any Subsidiary (i) that is subordinated to the Obligations on terms satisfactory to the Administrative Agent and the Required Lenders, (ii) that matures by its terms no earlier than six months after the later of the Commitment Termination Date then in effect with no scheduled principal payments permitted prior to such maturity, and (iii) that is evidenced by an indenture, declaration of trust, guaranty or other similar agreement that is in a form satisfactory to the Administrative Agent and the Required Lenders.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Rata Share” shall mean, with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Loans), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Loans of all Lenders).

“Register” shall have the meaning given such term in Section 10.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Party(ies)” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Commitments at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Loans.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Return on Average Assets” shall mean, as of any date, the Borrower’s ratio of (i) Consolidated Net Income for the four Fiscal Quarter period ending on or immediately prior to such date to (ii) the average assets (both tangible and intangible) of the Borrower and its Subsidiaries, measured on a consolidated basis, averaged on a basis consistent with the method used for reporting average assets in the most recent 10-Q or 10-K filed with the Securities and Exchange Commission prior to the Closing Date.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Special Non-Cash Charges” shall mean any non-cash charges specified in clauses (iii) or (iv) of the defined term “Consolidated Net Income” (including, in the case of clause (iii), non-cash charges related to the impairment of goodwill for the Fiscal Quarter ending June 30, 2007 in the amount of $10,054,000).

“Subordinated Debt” shall mean each of the following: (a) any Permitted Subordinated Debt; (b) any Indebtedness permitted under Section 7.1(iv); (c) any Intercompany Subordinated Debt; and (d) any Indebtedness listed on Schedule 7.1 which is subordinated to the Obligations.

“Subordinated Debt Documents” shall mean any indenture, declaration of trust, guaranty, agreement or similar instrument governing any Subordinated Debt.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the total partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Bank” shall mean each Subsidiary of the Borrower that is a banking institution.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Trust Guarantee” shall mean any guarantee of the Borrower of the Trust Preferred Securities, which guarantee is subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes on terms satisfactory to the Required Lenders.

“Trust Indebtedness” shall mean Indebtedness of the Borrower payable to the Trust Issuer or its transferees (a) which is due not earlier than the date thirty (30) years after its issuance, (b) which may not be redeemed earlier than five (5) years after issuance and (c) the payment of which is subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes, and in the case of Trust Indebtedness incurred after the Closing Date, on terms satisfactory to the Required Lenders.

“Trust Issuer” shall mean a wholly-owned Subsidiary of the Borrower.

“Trust Preferred Securities” shall mean preferred securities issued by a Trust Issuer (a) which are subject to mandatory redemption not earlier than the date thirty (30) years after issuance and (b) which may not be optionally redeemed earlier than five (5) years after issuance.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g. a “Eurodollar Loan” or a “Base Rate Loan”). Borrowings also may be classified and referred to by Type (e.g. “Eurodollar Borrowing”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. To the extent that any of the representations and warranties contained in Article IV under this Agreement is qualified by “Material Adverse Effect”, “material”, “all material respects” or words of similar import, then the qualifier “in all material respects” contained in Section 3.2 and the qualifier “in any material respect” contained in Section 8.1 shall not apply.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Commitment) to make Loans to the Borrower in accordance with Section 2.2.

Section 2.2. Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Loans exceeding such Lender’s Commitment or (b) the sum of the aggregate Loans of all Lenders exceeding the Aggregate Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3. Procedure for Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Borrowing”) (x) prior to 11:00 a.m. (New York time) one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $3,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed four. Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4. Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (New York time) to the Administrative Agent at the Payment Office. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by 2:00 p.m. (New York time) on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may (but shall have no obligation to) make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and, within five (5) Business Days, the Borrower shall pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.5. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.5. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.5, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.5 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. (New York time) one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.6. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Commitments shall terminate on the Commitment Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Commitments in part or terminate the Aggregate Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.6 shall be in an amount of at least $3,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Commitment Amount to an amount less than the outstanding Loans.

Section 2.7. Repayment of Loans. The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

Section 2.8. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.5, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.5, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a Note.

Section 2.9. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (New York time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.11(c); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.17. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.3. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.10. Mandatory Prepayments. If at any time the Loans of all Lenders exceeds the Aggregate Commitment Amount, as reduced pursuant to Section 2.6 or otherwise, the Borrower shall immediately repay Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.17. Each prepayment shall be applied first to the Base Rate Loans to the full extent thereof and then to Eurodollar Loans to the full extent thereof.

Section 2.11. Interest on Loans.

(a) The Borrower shall pay interest (i) on each Base Rate Loan at the Base Rate in effect from time to time, plus, the Applicable Margin for Base Rate Loans in effect from time to time and (ii) on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, the Applicable Margin for Eurodollar Loans in effect from time to time.

(b) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) (i) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum and (ii) with respect to Base Rate Loans and all other Obligations hereunder (other than Loans) which are then due and payable, at an all-in rate in effect for Base Rate Loans, plus and additional 2% per annum.

(c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12. Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Commitment of such Lender during the Availability Period.

(c) Accrued fees under paragraph (b) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2008, and on the Commitment Termination Date.

Section 2.13. Computation of Interest and Fees. Interest hereunder based on the Adjusted LIBO Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.

Section 2.15. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.16. Increased Costs.

(a) If any Change in Law (other than changes in respect of (i) the rate of tax imposed on the overall net income of such Lender, (ii) Indemnified Taxes described in Section 2.18), (iii) Excluded Taxes, (iv) Other Taxes and (v) any penalties or interest arising solely from or with respect to the foregoing) shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.16 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.17. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to be an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.17 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.18. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) the Administrative Agent or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation), and in both cases, from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent. In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or expiration of any form previously delivered by such Foreign Lender. Each such Foreign Lender and Participant shall promptly notify the Borrower and the Administrative Agent at any time that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). Notwithstanding any other provision of this Section 2.18, a Foreign Lender or Participant shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver.

(f) Each Lender, Participant or Administrative Agent that is a United States person, as defined in Section 7701(a)(30) of the Code, other than a Lender, Participant or Administrative Agent described as an “exempt recipient” under Treasury Regulation Section 1.6049-4(c)(1), shall deliver at the time(s) and in the manner(s) prescribed by applicable law and as reasonably requested by the Borrower, to the Borrower and the Administrative Agent, a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder. Each such Lender, Participant and the Administrative Agent, as applicable, shall promptly notify the Borrower and the Administrative Agent at any time that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose). Notwithstanding any other provision of this Section 2.18, a Lender, a Participant or the Administrative Agent shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver

Section 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Sections 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon (New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or (as provided in Section 2.18) withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office except that payments pursuant to Sections 2.16, 2.17 and 2.18 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20. Mitigation of Obligations. If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.21. Replacement of Lenders. If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) either (A) the new Lender is a commercial bank with assets of at least $500,000,000 and a credit rating at least as favorable as the lowest credit rating of the then existing Lenders or (B) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such replaced Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.22. Increase of Commitments; Additional Lenders.

(a) So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, the Borrower may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Commitments by an amount not to exceed $25,000,000 in the aggregate (the amount of any such increase, the “Additional Commitment Amount”); provided, that any such increase shall be in an amount of not less than $10,000,000. Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender.

(b) If any Lender shall not elect to increase its Commitment pursuant to subsection (a) of this Section 2.22, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of a supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower and by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Commitments, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments and such opinions of counsel for the Borrower with respect to the increase in the Commitments as the Administrative Agent may reasonably request.

(d) Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Commitment Amount shall automatically be increased by the amount of the Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments. Any such increases of the Commitments shall be promptly reflected in the Register.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.22 that is not pro rata among all Lenders, within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1. Conditions To Effectiveness. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Arranger.

(b) The Administrative Agent (or its counsel) shall have received the following:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) duly executed Notes payable to any Lender who has requested a Note;

(iii) evidence that the commitments outstanding under the Existing Credit Agreement have been terminated and all amounts due and payable thereunder have been paid in full;

(iv) a certificate of the Secretary or Assistant Secretary of the Borrower in the form of Exhibit 3.1(b)(iv), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;

(v) certified copies of the articles or certificate of incorporation, or other registered organizational documents of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable written opinion of counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vii) a certificate in the form of Exhibit 3.1(b)(vii), dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect; provided, that, for purposes of determining whether a change, event or other circumstance has occurred which has had or could reasonably be expected to have Material Adverse Effect, any Special Non-Cash Charges may be excluded from such determination;

(viii) to the extent that any Loan will be funded at closing, a duly executed Notice of Borrowing;

(ix) to the extent that any Loan will be funded at closing, a duly executed funds flow statement, together with a report setting forth the sources and uses of the proceeds hereof;

(x) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(xi) copies of (A) the internally prepared quarterly financial statements of Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on September 30, 2007, and (B) the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2004, 2005 and 2006;

(xii) a duly completed and executed certificate of the type described in Section 5.1(c) including calculations of the financial covenants set forth in Article VI hereof as of September 30, 2007; and

(xiii) certificates of insurance issued on behalf of insurers of the Borrower and its Subsidiaries, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower and its Subsidiaries.

Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing, all representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect thereto;

(c) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Borrower shall have delivered the required Notice of Borrowing, and certifying therein that after giving pro forma effect to such Borrowing, the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article VI.; and

(e) each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by the Borrower of the Loan Documents are within its organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 4.4. Financial Statements. The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by KPMG LLP, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2007, and the related unaudited consolidated statements of income for the Fiscal Quarter and the year-to-date period then ending and the related statement of cash flow for the year-to-date period then ending, certified by a Responsible Officer and (iii) a copy of the Call Report furnished to the FDIC with respect to each Subsidiary Bank, as of September 30, 2007. Such financial statements and Call Report fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2006, there have been no changes, events or other circumstances with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect; provided, that, for purposes of determining whether a change, event or other circumstance has occurred which has had or could reasonably be expected to have Material Adverse Effect, any Special Non-Cash Charges may be excluded from such determination. There are no known contingent liabilities of the Borrower or any Subsidiary, which are known to be in an aggregate amount in excess of $2,000,000 (excluding loan commitments, letters of credit, and other contingent liabilities incurred in the ordinary course of business of the Borrower and its Subsidiaries consistent with past practices, including contingent liabilities to repurchase minority interests incurred in connection with acquisition transactions) that are not disclosed or reflected in such financial statements or on Schedule 7.1.

Section 4.5. Litigation and Environmental Matters.

(a) Except as noted in the Borrower’ financial statements, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for the matters set forth on Schedule 4.5, and except for matters which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except in each case where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and there are no conditions precedent or subsequent to its engaging in the business of being a registered bank holding company.

Section 4.7. Investment Company Act, Etc. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8. Taxes. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against them or their property and all other material taxes, fees or other charges imposed on them or any of their property by any Governmental Authority, except (i) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP or (ii) for unfiled amendments to previously filed tax returns in order to revise the amount of taxes owed, provided that such obligations do not exceed $2,000,000 at any time and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9. Margin Regulations. None of the proceeds of any of the Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulation U. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 4.11. Ownership of Property.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14. Subordination of Subordinated Debt. This Agreement, and all amendments, modifications, extensions, renewals, refinancings and refundings hereof, constitute the “Senior Credit Agreement,” “Senior Indebtedness” or any substantially equivalent term within the meaning of all Subordinated Debt Documents; this Agreement, together with each of the other Loan Documents and all amendments, modifications, extensions, renewals, refinancings and refundings hereof and thereof, constitute “Senior Loan Documents” within the meaning of all Subordinated Debt Documents; and the Loans and all other Obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement, the Notes and all other Loan Documents, and all amendments, modifications, extensions, renewals, refundings or refinancings of any of the foregoing constitute “Senior Indebtedness” of the Borrower within the meaning of all Subordinated Debt Documents; and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Senior Indebtedness” pursuant to the subordination provisions applicable to such Subordinated Debt.

Section 4.15. Subsidiaries. As of the Closing Date, Schedule 4.15 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary, including without limitation all Subsidiary Banks.

Section 4.16. Insolvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, and the repayment of any Indebtedness outstanding under the Existing Credit Agreement, neither the Borrower nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.17. FDIC Insurance. The deposits of each Subsidiary Bank of the Borrower are insured by the FDIC to the fullest extent permitted by law and no act has occurred which would adversely affect the status of such Subsidiary Bank as an FDIC insured bank.

Section 4.18. Investigations. Neither the Borrower nor any Subsidiary is under investigation by, or is operating under the restrictions imposed by or agreed to with, any regulatory authority, other than routine examination(s) by regulatory authorities having jurisdiction over Borrower or such Subsidiary.

Section 4.19. OFAC. Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.20. Patriot Act. Borrower and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by KPMG LLP or other independent public accountants of recognized standing reasonably satisfactory to the Administrative Agent (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit except for the exclusion of the financial statements of Gibraltar which are audited by Hacker, Johnson & Smith PA or other independent public accountants reasonably satisfactory to the Administrative Agent and which are without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, and the related consolidated statement of cash flows for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year; for so long as the Borrower files its quarterly financial statements with the Securities and Exchange Commission, or its successor, delivery of a copy of the Borrower’s Form 10-Q as filed with the Securities and Exchange Commission or such successor shall satisfy the foregoing covenant;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the chief financial officer or treasurer of the Borrower;

(d) within 45 days after the end of each quarter of each fiscal year of each Subsidiary Bank, a copy of the Call Report furnished to the FDIC with respect to such quarter by such Subsidiary Bank. If the foregoing Call Report does not state the amount of all loans made by such Subsidiary Bank that are 90 days or more past due (either principal or interest), in non-accrual status, or listed as “other restructured” or “other real-estate owned” in any reports to regulatory authorities, then the Borrower will furnish or cause such Subsidiary Bank to furnish each Bank with a schedule of all such loans;

(e) promptly upon filing with the Federal Reserve Bank, each FR Report Y-9C and FR Report Y9-LP;

(f) promptly after the same become publicly available, electronic or paper copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, except in respect of any single shareholder, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and Lenders shall have provided to Borrower from time to time.

In the event that any financial statement or compliance certificate delivered pursuant to this Section 5.1 is shown to be inaccurate (and regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered) and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin and/or Applicable Percentage for any period (an “Applicable Period”) than the Applicable Margin and/or Applicable Percentage applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct compliance certificate for such Applicable Period, (ii) the Administrative Agent shall determine the Applicable Margin and/or Applicable Percentage for such Applicable Period based on the corrected compliance certificate and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin and/or Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations. This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.11(d) and Article VIII.

Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;

(e) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, respect of any Material Indebtedness of the Borrower or any of its Subsidiaries; and

(f) the issuance of any cease and desist order, memorandum of understanding, cancellation of FDIC insurance, or proposed disciplinary action from the FDIC or other regulatory entity;

(g) the commencement of any investigation of the Borrower or any of its Subsidiaries, other than routine bank and Securities and Exchange Commission examinations; and

(h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit (a) any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or (b) any conversion of a Non-Bank Subsidiary from a corporation, partnership or limited liability company to a corporation, partnership or limited liability company so long as (i) the Borrower in good faith has approved such conversion and (ii) such conversion does not adversely affect (x) the Borrower, individually, in any material respect or (y) the Borrower and its Subsidiaries, taken as a whole, in any material respect.

Section 5.4. Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, the Bank Holding Company Act of 1956, as amended, all existing regulations of the Federal Reserve Board relating to bank holding companies, and all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its material obligations and liabilities (including without limitation all material tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, or (ii) obligations with respect to federal and state income taxes for Fiscal Years ended prior to the Closing Date, to the extent such obligations do not in the aggregate exceed $2,000,000 and have been reserved for by the Borrower in accordance with GAAP.

Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by bank holding companies and banks similarly situated. Each Subsidiary Bank shall have its deposits insured by the FDIC to the extent available.

Section 5.9. Use of Proceeds. The Borrower will use the proceeds of all Loans to refinance Indebtedness outstanding on the Closing Date, to finance working capital needs, permitted investments, dividends and acquisitions, and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by any Lender, Borrower will furnish to such Lender a statement in conformity with the requirements of Federal Reserve Form U-1. No part of the proceeds of any Loan will be used (i) for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System, as amended from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

Section 5.10. Well Capitalized. The Borrower will (i) (A) maintain a “well capitalized” status as of the last day of each Fiscal Quarter and (B) will not, to the best of Borrower’s knowledge, at any other time fail to maintain a “well-capitalized” or “adequately capitalized” status and (ii) cause each Subsidiary Bank to (A) maintain a “well capitalized” status as of the last day of each Fiscal Quarter and (B) not, to the best of Borrower’s knowledge, at any other time fail to maintain a “well capitalized” status, in each case for purposes of the Federal Deposit Insurance Corporation Improvement Act of 1991 and any regulations issued thereunder (including 12 C.F.R. §565.4), as amended or supplemented from time to time.

Section 5.11. FHLB Borrowing Capacity. The Subsidiary Banks shall at all times maintain an aggregate amount of available long term borrowing capacity with the Federal Home Loan Bank of not less than $217,000,000; provided, that the amount of available long term borrowing capacity required to be maintained under this Section 5.11 will be reduced on a dollar for dollar basis to the extent the Borrower utilizes any portion of such borrowing capacity to repay Convertible Senior Notes that have become due and payable.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1. Non-Performing Assets. The Borrower will not permit its Consolidated Non-Performing Assets to exceed one and three-quarters percent (1.75%) of all loans and “other real estate owned” of the Borrower and its Subsidiaries (i) as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ended December 31, 2007 and (ii) to the best of Borrower’s knowledge at any other time.

Section 6.2. Minimum Net Worth. The Borrower will not permit its Consolidated Net Worth at any time to be less than (i) $655,000,000 plus (ii) 50% of Consolidated Net Income on a cumulative basis for each preceding Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008; provided, that if Consolidated Net Income is negative in any Fiscal Quarter, the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous Fiscal Quarter; plus (iii) 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased after the Closing Date as a result of any public or private offering of common stock of the Borrower, or the issuance of common stock of Borrower in any merger transaction or in payment of any purchase price (deferred or otherwise) in any acquisition, but excluding the issuance of common stock of Borrower under stock options and stock grants granted to employees and officers of Borrower.

Section 6.3. Minimum Adjusted Tangible Equity to Tangible Assets Ratio. The Borrower will not permit its Adjusted Tangible Equity to Tangible Assets Ratio to be less than 0.049:1.00 (i) as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ended December 31, 2007 and (ii) to the best of Borrower’s knowledge at any other time.

Section 6.4. Minimum Return on Average Assets. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2007, a Return on Average Assets of not less than 0.75%.

Section 6.5. Parent Fixed Charge Coverage Ratio. The Borrower shall maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2007, a Parent Fixed Charge Coverage Ratio of not less than 1.30:1.00.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1. Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries (other than Excluded Subsidiaries) to, create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness incurred under the Loan Documents; (ii) Indebtedness existing on the Closing Date shown on Schedule 7.1 (without giving effect to any subsequent amendment, restatement or other modification); (iii) Indebtedness in respect of borrowed money of the Subsidiary Banks arising in the ordinary course of the banking business of the Subsidiary Banks, including indebtedness to the Borrower and to any Federal Home Loan Bank; (iv) Indebtedness of the Borrower having maturities and terms, and which is subordinated to the payment of the Notes, all in a manner approved in writing by the Required Lenders, such approval not to be unreasonably withheld; (v) Indebtedness relating to liens permitted by Section 7.2; (vi) Permitted Subordinated Debt of the Borrower to a Subsidiary (other than an Excluded Subsidiary); (vii) Indebtedness of a Subsidiary (other than an Excluded Subsidiary) to the Borrower or another Subsidiary; (viii) Capital Lease Obligations (including Guarantees of Capital Lease Obligations of the Borrower or its Subsidiaries) in any aggregate principal amount not to exceed $8,000,000 at any one time outstanding; (ix) short-term working capital Indebtedness (having maturities of 120 days or less) of Subsidiaries up to a maximum principal amount of $2,000,000; (x) the deferred purchase price of any acquisition made by the Borrower or its Subsidiaries after the Closing Date; (xi) the Trust Indebtedness and the Trust Guarantees; (xii) Hedging Obligations permitted by Section 7.10; (xiii) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, issuance of letters of credit or similar instruments or documents in the ordinary course of business; (xiv) Off-Balance Sheet Liabilities in the nature of sales of Small Business Administration loans, mortgage loans or mortgage originations; (xv) Guarantees of obligations of a Subsidiary (other than (i) with respect to leases and (ii) Excluded Subsidiaries) up to the maximum dollar amount of $5,000,000; (xvi) the Convertible Senior Notes; (xvii) obligations to repurchase equity interests of Non-Bank Subsidiaries from holders of minority interests in such Subsidiaries; (xviii) the Intercompany Subordinated Indebtedness; and (xix) other Indebtedness in an aggregate amount outstanding at any time not to exceed $5,000,000.

Other than Trust Preferred Securities permitted hereunder, Borrower will not, and will not permit any Subsidiary (other than Excluded Subsidiaries) to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Commitment Termination Date. Capital Stock of any Non-Bank Subsidiary entitled to special allocation of payment of the earnings and profits shall not be treated as “preferred stock or other preferred equity interests” subject to the restrictions under this paragraph.

Section 7.2. Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries (other than Excluded Subsidiaries) to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except (i) Liens existing on the date of this Agreement and listed on Schedule 7.2; (ii) Liens of landlords, contractors, laborers or supplymen, tax Liens, or Liens securing performance or appeal bonds, or other similar Liens or charges arising out of the Borrower’s business, provided that tax Liens are removed before related Taxes become delinquent and other liens are promptly removed, in either case unless contested in good faith and by appropriate proceedings, and as to which adequate reserves have been established and no foreclosure, sale or similar proceedings have commenced; (iii) Liens in favor of the Administrative Agent for the benefit of the Lenders; (iv) Liens on the assets of any Subsidiary arising in the ordinary course of the business of such Subsidiary, including Liens to secure Indebtedness to any Federal Home Loan Bank; (v) Liens on assets of Subsidiaries in connection with the acquisition of property by way of purchase money mortgage, conditional sale or other title retention agreement, capitalized lease or other deferred payment contract, and attaching only to the property being acquired, if the Indebtedness secured thereby does not exceed 100% of the fair market value of such property at the time of acquisition thereof; and (vi) Liens on assets of the Borrower with a value not in excess of $1,000,000.

Section 7.3. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or a substantial portion of its assets (in each case, whether now owned or hereafter acquired), other than in the ordinary course of business as now conducted, or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower or such Subsidiary (if the Borrower is not a party to such merger) is the surviving Person (provided that no Excluded Subsidiary may merge with the Borrower or a Subsidiary that is not an Excluded Subsidiary), (ii) any Subsidiary may merge into another Subsidiary (provided that no Excluded Subsidiary may merge with a Subsidiary that is not an Excluded Subsidiary); (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of assets in the ordinary course of business to the Borrower and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b) The Borrower will not, and will not permit any of its Subsidiaries (other than an Excluded Subsidiary) to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4. Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries (other than Excluded Subsidiaries) to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except that the Borrower and any Subsidiary may:

(a) purchase or otherwise acquire and own cash and short-term money market items;

(b) purchase or otherwise acquire any assets of any other Person that constitute a business unit if, after giving pro forma effect to such purchase or acquisition (i) the Borrower would be in compliance with the financial covenants set forth in Article VI, (ii) no Default or Event of Default would exist, and (iii) the representations and warranties of the Borrower set forth in the Loan Documents would be true and correct in all material respects;

(c) invest, by way of purchase of securities or capital contributions, in the Subsidiary Banks or any other Person or Persons (including any Investments held by such Person at the time of such purchase), and upon the Borrower’s purchase or other acquisition of more than 50% of the stock of any bank, such bank thereupon becomes a “Subsidiary Bank” for all purposes under this Agreement;

(d) invest, by way of loan, advance, extension of credit (whether in the form of lease, conditional sales agreement, or otherwise), purchase of securities, capital contributions, or otherwise, in Subsidiaries with no limit;

(e) acquire and hold indebtedness issued by one or more officers, directors or employees of the Borrower or a Non-Bank Subsidiary of the Borrower in connection with such officers’, directors’ or employees’ acquisition of shares of Capital Stock of the Borrower or such Subsidiary so long as (x) the amount of such indebtedness does not exceed the sum of the purchase price for such shares of Capital Stock and (y) no cash is paid by the Borrower or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such indebtedness unless 100% of such cash is immediately paid to the Borrower or such Subsidiary, as applicable, at the time of receipt without set-off of any kind, for the purchase of such Capital Stock; provided, that all such indebtedness under this clause (e) shall not at any time exceed $25,000,000 in the aggregate;

(f) in the case of the Trust Issuer, purchase the Trust Indebtedness and, in the case of the Borrower, issue the Trust Guarantee;

(g) make advances to employees of the Borrower and its Subsidiaries made for travel or relocations expenses in the ordinary course of business in an aggregate principal amount not to exceed $500,000;

(h) hold (and to the extent expressly permitted on Schedule 7.4, make) Investments existing on the Closing Date shown on Schedule 7.4 (other than Investments in any Excluded Subsidiary);

(i) make and hold Investments in the form of cash or property contributions (valued at original cost and net of any return representing return of (but not return on) any such investment) to the equity capital of one or more Excluded Subsidiaries; provided that the aggregate amount of such Investments, when aggregated together with all other Investments made or held in Excluded Subsidiaries, shall not exceed $10,000,000 at any time; and

(j) other Investments (valued at original cost and net of any return representing return of (but not return on) any such investment) in an aggregate amount outstanding at any time not to exceed $5,000,000.

Nothing in this Section prohibits any Subsidiary Bank from making loans, advances, or other extensions of credit in the ordinary course of banking business upon substantially the same terms as heretofore extended by them in such business or upon such terms as may at the time be customary in the banking business.

Section 7.5. Restricted Payments. The Borrower will not, and will not permit its Subsidiaries (other than an Excluded Subsidiary) to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment or prepayment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any Capital Stock or Subordinated Debt of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Subordinated Debt, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (a) dividends payable solely in shares of any class of its common stock or other common equity interests, (b) (i) regularly scheduled payments on the Trust Preferred Securities by Trust Issuers and (ii) redemption, on or after March 26, 2008, of (x) Trust Preferred Securities issued by First State (CA) Statutory Trust I in an aggregate amount not to exceed $6,100,000 and (y) First State Bancorp Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2033 in an aggregate principal amount not to exceed $6,100,000, (c) declaration and payment by the Borrower of cash dividends to holders of the stock of the Borrower, so long as such dividends in any Fiscal Quarter do not exceed an amount equal to 8.75% of the Borrower’s Consolidated Net Income for the immediately preceding four Fiscal Quarters and so long as no Default or Event of Default exists at the time of such payment or dividend or will occur as a result of giving effect to such payment or dividend, (d) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary (other than an Excluded Subsidiary), on at least a pro rata basis, but subject to contractual obligations with respect to special allocations with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (e) repurchase of equity interests in Non-Bank Subsidiaries from holders of minority interests of such Subsidiaries so long as no Default or Event of Default is then in existence or would result from such repurchase; provided, that the aggregate amount paid to such holders in respect of all such repurchases during the term of this Agreement shall not exceed $8,000,000; and (f) so long as no Default or Event of Default is then in existence or would result therefrom, (i) payments of interest in respect of Subordinated Debt and (ii) payments or prepayments of principal in respect of the Intercompany Subordinated Debt. The Borrower will continue to own, directly or indirectly, the same (or greater) percentage of the Capital Stock and partnership, joint venture, or other equity interest in each Subsidiary (other than an Excluded Subsidiary) that it held on the Closing Date, and no Subsidiary (other than an Excluded Subsidiary) will issue any additional Capital Stock or partnership, joint venture or other equity interests, options or warrants in respect thereof, or securities convertible into such securities or interests, other than to the Borrower; provided, however, that, notwithstanding the foregoing, the Borrower may transfer, and any Non-Bank Subsidiary may issue, new equity in an aggregate amount up to 30% of the ownership of any Non-Bank Subsidiary to such Non-Bank Subsidiary’s managers, officers, directors or other employees. This covenant shall in no way restrict the Borrower from issuing options to purchase common stock or other common equity interests of the Borrower or such Non-Bank Subsidiary to employees or in acquisitions otherwise permitted hereunder.

Section 7.6. Accounting Changes. The Borrower will not make any significant change in accounting treatment or reporting practices of the Borrower, except in accordance with GAAP, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary (other than an Excluded Subsidiary) not involving any other Affiliates and (c) any Indebtedness expressly permitted by Section 7.1, any Investment expressly permitted by Section 7.4 and any Restricted Payment expressly permitted by Section 7.5.

Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary (other than an Excluded Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to (i) pay dividends or other distributions with respect to its Capital Stock, (ii) make or repay loans or advances to the Borrower or any other Subsidiary, (iii) Guarantee Indebtedness of the Borrower or any other Subsidiary or (iv) transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (1) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (2) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (3) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (4) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof, (5) except as otherwise provided in Section 7.11, clause (b)(i) shall not apply to provisions in charter documents (including amendments thereto) providing for the amount and timing of distributions, and (6) clause (b)(ii) and (iii) shall not apply to restrictions or conditions imposed by any agreement relating to Trust Indebtedness or Trust Preferred Securities consistent with those in place on the Closing Date.

Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries (other than an Excluded Subsidiary) to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of the Subsidiaries (other than an Excluded Subsidiary) to, enter into any Hedging Transaction, other than (a) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (b) Hedging Transactions (including short positions) entered into by Non-Bank Subsidiaries in the ordinary course in connection with investment activities in the ordinary course of business.

Section 7.11. Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries (other than an Excluded Subsidiary) to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any documents evidencing or governing or relating to the Trust Preferred Securities, the Convertible Senior Notes or the Subordinated Debt Documents, except to the extent permitted in Section 7.12 below; provided, however, that Non-Bank Subsidiaries may amend, modify or waive provisions of their certificate of incorporation, bylaws or other organizational documents so long as (x) no Event of Default then exists or would result therefrom and (y) such amendment, modification or waiver, when taken together with all other such amendments, modifications or waivers prior to the date thereof, could not reasonably be expected to have an adverse impact in any material respect on (1) the payment of dividends to the Borrower from all Non-Bank Subsidiaries, taken as a whole, or (2) the ability of all Non-Bank Subsidiaries to pay dividends to the Borrower.

Section 7.12. Permitted Subordinated Debt, Trust Preferred Securities and Convertible Notes.

(a) Except for any payments permitted by Section 7.5(b)(ii) and Section 7.5(f), the Borrower will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Subordinated Debt or Trust Preferred Securities, (ii) make any principal, interest or other payments on any Subordinated Debt that is not expressly permitted by the subordination provisions applicable to such Subordinated Debt or (iii) make any payments on any Trust Preferred Securities other than regularly scheduled payments.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any documents governing or evidencing Subordinated Debt or Trust Preferred Securities if the effect of such amendment, modification or waiver is to (i) increase the interest rate or dividends on such Subordinated Debt or Trust Preferred Securities or change (to earlier dates) the dates upon which principal, interest or other payments are due thereon; (ii) alter the redemption, prepayment or subordination provisions applicable thereto; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such

Subsidiary; or (iv) otherwise increase the obligations of the Borrower or any Subsidiary in respect of such Subordinated Debt or Trust Preferred Securities or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or any of its Subsidiaries or to the Administrative Agent or the Lenders.

(c) Except with the prior written consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan, directly or indirectly, to prepay, redeem, repurchase or otherwise acquire for value any of the Convertible Senior Notes or any Subordinated Debt.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay (i) any interest on any Loan or any fee payable under Article II of this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days or (ii) any fee or other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days following written notice thereof from the Administrative Agent or any Lender; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by the Borrower or any Subsidiary or any representative of the Borrower or any Subsidiary pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3 (with respect to the Borrower’s existence), 5.10(i)(A), 5.10(ii)(A) or 5.11 (and in the case of Section 5.11, only to the extent all or any portion of the Convertible Senior Notes shall have become due and payable) or Articles VI or VII; or

(e) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f) any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under the documents evidencing or governing any Trust Preferred Securities, Convertible Senior Notes or the Subordinated Debt Documents, or any of the subordination provisions of the Subordinated Debt Documents shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute senior Indebtedness for purposes of any Subordinated Debt, or all or any part of the Trust Preferred Securities, Convertible Senior Notes or Subordinated Debt is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof; or

(g) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) (but excluding any Excluded Subsidiary) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $2,000,000; or

(l) any judgment or order for the payment of money in excess of $2,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) a Change in Control shall occur or exist;

(o) the FDIC or any other federal or state regulatory authority shall issue a cease and desist order or take other action of a disciplinary or remedial nature against the Borrower or any Subsidiary and such order or other action shall have a material adverse effect on the financial condition or continued operations of the Borrower or any Subsidiary or there shall occur with respect to any Subsidiary Bank any event which is grounds for the required submission of a capital restoration plan under 12 U.S.C. §1831o(e)(2) and the regulations thereunder, as amended;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of Administrative Agent. Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Ten Post Office Square
Boston, MA 02109
Attention: Walter M. Pressey, President
Telecopy Number: (617) 912-4551

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: William P. Mayer
Telecopy Number: (617) 523-1231

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N. E.
Atlanta, Georgia 30308
Attention: K. Scott Bazemore
Telecopy Number: (404) 581-1775

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Debra Rivers
Telecopy Number: (404) 813-0405

and

Alston & Bird LLP
1201 West Peachtree Street NE
Atlanta, Georgia 30309
Attention: Rick D. Blumen
Telecopy Number: (404) 253-8366

To any other Lender:	the address set forth on its signature page hereto or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender;

(vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 10.3. Expenses; Indemnification.

(a) Without duplication of any indemnification provided under Section 2.18, the Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of any outside counsel of the Administrative Agent and one outside counsel for all other Lenders and Related Parties) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Without duplication of any indemnification provided under Section 2.18, the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding asserted against or involving any Indemnitee relating to any of the foregoing (the foregoing referred to herein as an “Indemnity

Proceeding”), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or any of its Subsidiaries has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) An Indemnitee may engage its own counsel and conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs, fees and expenses incurred by the Indemnitee shall be reimbursed by the Borrower; provided, however, that the Borrower shall be liable only for the costs, fees and expenses of (x) counsel to the Lead Arranger, the Administrative Agent and their Affiliates and (y) not more than one separate firm for all other Indemnitees; provided further, however, that if (i) the engagement of a single counsel for such other Indemnitees would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnitees or (ii) and Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to any other Indemnitee, then the Indemnitees or any one of them may employ separate counsel to represent or defend them or it in any such Indemnity Proceeding and the Borrower shall pay the fees and disbursements of such counsel. No action taken by legal counsel chosen by an Indemnitee in investigating or defending against any Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnitee; provided, however, that (i) if the Borrower is required to indemnify an Indemnitee pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnitee that the Borrower has the financial wherewithal to reimburse such Indemnitee for any amount paid by such Indemnitee with respect to such Indemnity Proceeding, such Indemnitee shall not settle or compromise any such claim or proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraphs (d) and (e) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.18 if such assignee is a Foreign Lender.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall not be effective as an assignment hereunder.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Participants, and the Commitments of, and principal amount of the Loans owing to, each Lender and Participant pursuant to the terms hereof from time to time (the “Register”).

The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Lenders and the Participants may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or as a Participant, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender or Participant, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower and the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.16 and Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) and (f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any Note to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the fullest extent permitted by law, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any state court of the State of Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. Each of the Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors to the extent required to perform their obligations under the Credit Documents and for other internal purposes, but not in connection with providing financing to any competitor of Borrower, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11 by the disclosing party, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (vi) subject to the same provisions contained in this Section 10.11, to any actual or prospective assignee or Participant, or (vii) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or authorized representatives as of the day and year first above written.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By
Name:
Title:

[SEAL]

SUNTRUST BANK as Administrative Agent and as a Lender

By
Name:
Title:

ROYAL BANK OF CANADA, as a Lender

By
Name:
Title:

Address for Notices:

One Liberty Plaza – 3rd Floor
New York, NY 10006-1404
Attn: Evan Glass

Fax: (212) 428-6201

JPMORGAN CHASE BANK, N.A., as a Lender

By
Name:
Title:

Address for Notices:

10 South Dearborn IL1-0010
Chicago, IL 60603-2003
Attn: Robin Bailey

Fax: (312) 385-7097

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By
Name:
Title:

Address for Notices:

Firstside Center
500 First Avenue
Pittsburgh, PA 15219
Attn: Anita M. Truchan
P7-PFSC-04-Z

Fax:

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By
Name:
Title:

Address for Notices:

400 City Center
Oshkosh, WI 54901
Attn: Wendee Hable

Fax: (920) 237-7993

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By
Name:
Title:

Address for Notices:

201 3rd Street, 8th Floor
San Francisco, CA 94103
Attn: Rosanna Roxas

Fax: (415) 979-0675

Schedule I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

Level	Adjusted Tangible Equity to Tangible Assets Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Applicable Percentage
I	> 0.065:1.00	1.00%	0.00%	0.125%
II	> 0.06:1.00 but < 0.065:1.00	1.25%	0.25%	0.15%
III	> 0.055:1.00 but < 0.060:1.00	1.50%	0.50%	0.20%
IV	< 0.055:1.00	2.00%	1.00%	0.30%

Schedule I - 1

Schedule II

COMMITMENT AMOUNTS

Lender	Commitment Amount
SunTrust Bank	$20,000,000.00
Royal Bank of Canada	$15,000,000.00
JPMorgan Chase Bank, N.A.	$10,000,000.00
PNC Bank, National Association	$10,000,000.00
U.S. Bank, National Association	$10,000,000.00
Wells Fargo Bank, National Association	$10,000,000.00
Total	$75,000,000.00

Schedule II - 1

SCHEDULE 4.5

ENVIRONMENTAL MATTERS

Schedule 4.5 -1

SCHEDULE 4.15

SUBSIDIARIES

Schedule 4.15 -1

SCHEDULE 7.1

OUTSTANDING INDEBTEDNESS

Schedule 7.1 -1

SCHEDULE 7.2

EXISTING LIENS

Schedule 7.2 -1

EXHIBIT A

FORM OF NOTE

$

[Date]

FOR VALUE RECEIVED, the undersigned, BOSTON PRIVATE FINANCIAL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), hereby promises to pay to [NAME OF LENDER] (the “Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree St., N.E., Atlanta, Georgia 30308, on the Commitment Termination Date (as defined in that certain Revolving Credit Agreement dated as of January 31, 2008, as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and SunTrust, as Administrative Agent for the lenders, the lesser of the principal sum of              AND NO/100 DOLLARS ($            ) and the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees, in accordance with the terms of Section 10.3 of the Credit Agreement.

Upon the occurrence of an Event of Default, at the option of the Required Lenders, the Borrower promises to pay interest, on demand, at a rate or rates provided in the Credit Agreement.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

Exhibit A -1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

Exhibit A - 2

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

Exhibit A - 3

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

[date to be supplied]

Reference is made to the Revolving Credit Agreement dated as of January 31, 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among Boston Private Financial Holdings, Inc., a Massachusetts corporation, the lenders from time to time parties thereto and SunTrust Bank, as Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

[name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date, [(i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii)]1 the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.18(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, and any documentation required to be delivered pursuant to Section 2.18(f) of the Credit Agreement, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by the Assignor and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any

[1]	Bracketed language may be omitted if Assignee is an existing Lender at the time of the assignment.

Exhibit B - 4

statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Section 10.4 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder with respect to the Assigned Interest and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder (in addition to any rights and obligations it may theretofore hold as a Lender), (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Choose in the alternative [Alternative A: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.] [Alternative B: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

Exhibit B - 5

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignment Date:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment:

(“Effective Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Revolving Commitment (set forth, to at least 8 decimals, as a percentage of the aggregate Revolving Commitments of all Lenders thereunder)
Revolving Loans:	$	%

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

Exhibit B - 6

[Name of Assignee], as Assignee

By:
Name:
Title:

Exhibit B - 7

The undersigned hereby consents to the within assignment2:

Boston Private Financial Holdings, Inc.		SunTrust Bank, as Administrative Agent:

By:		By:
	Name:		Name:
	Title:		Title:

SunTrust Bank, as Issuing Bank:

By:
Name:
Title:

[2]	Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.

Exhibit B - 8

EXHIBIT 2.3

FORM OF NOTICE OF BORROWING

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E.

Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of January 31, 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)	Aggregate principal amount of Borrowing[1]: __________________

(B)	Date of Borrowing (which is a Business Day): _______________

(C)	Interest Rate basis[2]: ______________________

(D)	Interest Period[3]: _________________________

(E)	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed: ______________

[Continued on Following Page]

Exhibit 2.3 - 1

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied. The Borrower hereby certifies to the Administrative Agent and each Lender that, after giving pro forma effect to the Borrowing requested herein, the Borrower and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Article VI of the Credit Agreement, and attached hereto as Exhibit A is a detailed calculation of such pro forma compliance with the financial covenants set forth in Article VI of the Credit Agreement.

Very truly yours,

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

[1]	Not less than $3,000,000 and an integral multiple of $1,000,000 for Eurodollar Borrowing, and not less than $1,000,000 and an integral multiple of $100,000 for Base Rate Borrowing.

[2]	Eurodollar Borrowing or Base Rate Borrowing.

[3]	Which must comply with the definition of “Interest Period” and end not later than the Commitment Termination Date.

Exhibit 2.3 - 2

EXHIBIT 2.5

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

SunTrust Bank,

as Administrative Agent

for the Lenders referred to below

303 Peachtree Street, N.E.

Atlanta, GA 30308

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of January 31, 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Conversion/Continuation and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)	Borrowing to which this request applies:

(B)	Principal amount of Borrowing to be converted/continued:______________

(C)	Effective date of election (which is a Business Day):_________________

(D)	Interest rate basis:___________________

(E)	Interest Period:_________________

Very truly yours,

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

Exhibit 2.5 - 1

EXHIBIT 3.1(b)(iv)

FORM OF SECRETARY’S CERTIFICATE OF

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Reference is made to the Revolving Credit Agreement dated as of January 31, 2008 (the “Credit Agreement”) among Boston Private Financial Holdings, Inc. (the “Borrower”) the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1 of the Credit Agreement.

I,                     , Secretary of the Borrower, DO HEREBY CERTIFY that:

a) there have been no amendments or supplements to, or restatements of, the articles of incorporation of the Borrower delivered pursuant to Section 3.1 of the Credit Agreement;

b) no proceedings have been instituted or are pending or contemplated with respect to the dissolution, liquidation or sale of all or substantially all the assets of the Borrower or threatening its existence or the forfeiture or any of its corporate rights;

c) annexed hereto as Exhibit A is a true and correct copy of the bylaws of the Borrower as in effect on [insert date of board resolutions in (d) below] and at all times thereafter through the date hereof;

d) annexed hereto as Exhibit B is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Borrower at a meeting of said Board of Directors duly called and held on January __, 2008, which resolutions are the only resolutions adopted by the Board of Directors of the Borrower or any committee thereof relating to the Credit Agreement and the other loan documents to which the Borrower is a party and the transactions contemplated therein and have not been revoked, amended, supplemented or modified and are in full force and effect on the date hereof; and

e) each of the persons named below is a duly elected and qualified officer of the Borrower holding the respective office set forth opposite his or her name and the signature set forth opposite of each such person is his or her genuine signature:

Name	Title	Specimen Signature
[Include all officers who are signing the Credit Agreement or any other Loan Documents.]
Walter M. Pressey	President

Exhibit 3.1(b)(iv) - 1

IN WITNESS WHEREOF, I have hereunto signed my name as Secretary of the Borrower and not in an individual capacity this 31st day of January, 2008.

Name:_________________________________
Secretary

I, Walter M. Pressey, President of the Borrower, do hereby certify that                      has been duly elected, is duly qualified and is the Secretary of the Borrower, that the signature set forth above is her genuine signature.

Name: Walter M. Pressey
Title: President

Exhibit 3.1(b)(iv) - 2

EXHIBIT 3.1(b)(vii)

FORM OF OFFICER’S CERTIFICATE

Reference is made to the Revolving Credit Agreement dated as of January 31, 2008 (the “Credit Agreement”) among Boston Private Financial Holdings, Inc. (the “Borrower”) the lenders named therein, and SunTrust Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 3.1(b)(vii) of the Credit Agreement.

I, Walter M. Pressey, President of the Borrower, DO HEREBY CERTIFY that:

(a)	the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct on and as of the date hereof;

(b)	no Default or Event of Default has occurred and is continuing at the date hereof;

(c)	since December 31, 2006, there has been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect; provided, that, for purposes of determining whether a change, event or other circumstance has occurred which has had or could reasonably be expected to have Material Adverse Effect, the Special Non-Cash Charges shall be excluded from such determination; and

(d)	no consents, approvals, authorizations, registrations and filings and orders are required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of the Borrower in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby.

IN WITNESS WHEREOF, I have hereunto signed my name as President of the Borrower and not in an individual capacity this 31st day of January, 2008.

Name:	Walter M. Pressey
Title:	President

Exhibit 3.1(b)(vii) - 1

EXHIBIT 5.1(c)

FORM OF COMPLIANCE CERTIFICATE

To:	SunTrust Bank, as Administrative Agent

303 Peachtree St., N.E.

Atlanta, GA 30308
Attention: K. Scott Bazemore

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement dated as of January 31, 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among Boston Private Financial Holdings, Inc. (the “Borrower”), the lenders named therein, and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

I,                     , being the duly elected and qualified, and acting in my capacity as [Chief Financial Officer][Treasurer] of the Borrower, hereby certify to the Administrative Agent and each Lender as follows:

1. The consolidated financial statements of the Borrower and its Subsidiaries attached hereto for the fiscal [quarter][year] ending                 (the “Test Period”) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the end of such fiscal [quarter][year] on a consolidated basis, and the related statements of income cash flows of the Borrower and its Subsidiaries for such fiscal [quarter][year], in accordance with generally accepted accounting principles consistently applied (subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes).

2. The calculations set forth in Attachment 1 are computations of the financial covenants set forth in Article VI of the Credit Agreement calculated from the financial statements referenced in clause 1 above in accordance with the terms of the Credit Agreement.

3. The Borrower and its Subsidiaries have complied with all the terms and provisions of Section 3.02(a) of the Sarbanes-Oxley Act as in effect on the date hereof.

4. Set forth in Attachment 2 is a summary of (i) each purchase and sale of Capital Stock of each Subsidiary (other than an Excluded Subsidiary) consummated during the Test Period, including the total consideration paid for such Capital Stock, (ii) each asset sale made during the Test Period to former officers, directors or employees of the Borrower or its Subsidiaries pursuant to Section 7.3 in which the consideration paid for such asset sale equals or exceeds $100,000, including a description of the assets sold and the total consideration paid for such assets, (iii) each Investment of a type made pursuant to Section 7.4 (b), (c), (d), (e) or (j) of the Credit Agreement by the Borrower or its Subsidiaries (other than an Excluded Subsidiary)

Exhibit 5.1(c) - 1

during the Test Period in excess of $500,000; provided, that, such summary of Investments made pursuant to Section 7.4(d) of the Credit Agreement shall be limited to those Investments that are made in cash and such summary need not include intercompany transactions solely related to the payment of interest on the Convertible Senior Bonds); and (iv) each Excluded Subsidiary and the aggregate amount of Investments in each such Excluded Subsidiary as of the end of such Test Period.

5. Based upon a review of the activities of Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default.

IN WITNESS WHEREOF, I have hereunto signed my name as [Chief Financial Officer][Treasurer] of the Borrower and not in an individual capacity this                      day of             , 20__.

Name: ________________________
Title: [Chief Financial Officer][Treasurer]

Exhibit 5.1(c) - 2

Attachment I to Compliance Certificate

Exhibit 5.1(c) - 3

Attachment II to Compliance Certificate

Exhibit 5.1(c) - 4